Exhibit 15

November 2, 2017

To the Board of Directors and Stockholders of

Floor & Decor Holdings, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-217474) of Floor & Decor Holdings, Inc. for the registration of shares of its common stock of our report dated November 2, 2017 relating to the unaudited condensed consolidated interim financial statements of Floor & Decor Holdings, Inc. that are included in its Form 10-Q for the quarter ended September 28, 2017.

/s/ Ernst & Young LLP